Exhibit 10.26

March 13, 2009

Mr. Charles A. Carroll

c/o Goodman Global, Inc.

5151 San Felipe, Suite 500

Houston, Texas 77056

Dear Chuck:

This letter agreement (the “Agreement”) sets forth the agreed upon changes to your role with Goodman Global, Inc. (the “Company”) and Chill Holdings, Inc. (“Holdings”), each a Delaware corporation. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the employment agreement you entered into with the Company, dated as of February 13, 2008 (as amended by Amendment No. 1 and Amendment No. 2 thereto, the “Employment Agreement”)

1.	Resignation as Chairman of the Board of the Company and of Holdings.

You acknowledge and agree that you are hereby voluntarily resigning from your position as the Chairman of the Board of Directors of the Company and of Holdings, effective immediately following the filing of the Company’s Form 10-K for fiscal year ended December 31, 2008. Following such resignations and subject to the terms and conditions of your Employment Agreement, the parties hereto agree and understand that you shall continue to serve as a member of the Board of Directors of the Company and of Holdings and as a non-executive employee of the Company.

2.	Option Agreements.

On February 13, 2008, you were granted two options to purchase shares of common stock of Holdings, one of which was to purchase 161,638 shares (the “Applicable Option”). The parties hereto agree to amend the vesting schedule set forth on your stock option grant of the Applicable Option to read as follows:

“Vesting Schedule: Subject to the Optionholder’s Continuous Service on the Board, 25% of the Shares shall vest on the first anniversary of the Vesting Commencement Date and a further 25% shall vest on each of the next three (3) anniversaries thereafter; any Shares unvested at the time that the Optionholder ceases to serve on the Board shall immediately terminate; provided further, that in the event of the consummation of a Change in Control, the Option shall, to the extent not then vested and not previously cancelled or terminated, subject to Optionholder’s Continuous Service on the Board through such Change in Control, accelerate and immediately become fully vested and exercisable immediately prior to the effective date of a Change in Control.”

All other provisions of the Employment Agreement and the Applicable Option shall remain unchanged and are hereby ratified by you and, as applicable, the Company and Holdings. For the avoidance of doubt, the terms of the other option granted to you on February 13, 2008 shall remain unchanged in all respects.

This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto where upon the same instrument.

Very truly yours,

Goodman Global, Inc.

By:	/s/ Ben D. Campbell
Name:	Ben D. Campbell
Its:	Executive Vice President, Secretary and General Counsel

Chill Holdings, Inc.

By:	/s/ Ben D. Campbell
Name:	Ben D. Campbell
Its:	Executive Vice President, Secretary and General Counsel

Acknowledged and Agreed:

/s/ Charles A. Carroll
Charles A. Carroll

Date: March 13, 2009